                                                                    Exhibit 12.1



                                                       Samsonite Corporation
                                                Ratio of Earnings to Fixed Charges

                                                      Seven Months
                                                      Ended Jan 31,                Years Ended January 31,
                                                         1994           1995         1996          1997         1998
                                                     ------------------------------------------------------------------
Earnings:
Income (Loss) from Continuing Operations                  (26,019)     (47,207)      (51,154)     (11,323)      56,877
Income Taxes                                                6,797       10,619         9,095       10,389       23,088
Minority Interest of Subsidiaries Which Have Fixed
 Charges                                                                     0         1,385        1,043        1,315
Minority Interest in Subsidiaries Which Have Losses                                                   (93)      (1,146)
Equity in Losses of Less Than 50% Owned Subsidiaries                                                   33          547
                                                          (19,222)     (36,588)      (40,674)          49       80,681

Fixed Charges:
Interest                                                   24,839       37,875        39,974       35,670       19,918
Interest Factor Portion of Rentals                          1,098        2,671         3,027        3,774        3,887
Preferred Stock Dividend Requirement                          161            0             0            0            0
      Total Fixed Charges                                  26,098       40,546        43,001       39,444       23,805

Adjustment for Preferred Stock Dividend                      (161)           0             0            0            0

      Earnings                                              6,715        3,958         2,327       39,493      104,486

Ratio of Earnings to Fixed Charges                           0.26         0.10          0.05         1.00         4.39

Coverage Deficiency                                       (19,383)     (36,588)      (40,674)         N/A          N/A

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

                                                                     Pro Forma                                    Pro Forma
                                                                    Year Ended                                   Three Months
                                                                    January 31,  Three Months Ended April 30,   Ended April 30
                                                                       1998          1997            1998           1998
                                                                    -----------------------------------------------------------
Earnings:
Income (Loss) from Continuing Operations                              33,176           8,499          (4,703)      (10,035)
Income Taxes                                                           8,561           6,829          (2,924)       (6,192)
Minority Interest of Subsidiaries Which Have Fixed
  Charges                                                              1,315             292             522           522
Minority Interest in Subsidiaries Which Have Losses                   (1,146)           (108)           (261)         (261)
Equity in Losses of Less Than 50% Owned Subsidiaries                     547              61             235           235
                                                                      42,453          15,573          (7,131)      (15,731)
Fixed Charges:
Interest                                                              52,918           6,207           4,808        13,408
Interest Factor Portion of Rentals                                     3,887             972             972           972
Preferred Stock Dividend Requirement                                  37,423                                        10,155
      Total Fixed Charges                                             94,228           7,179           5,780        24,535

Adjustment for Preferred Stock Dividend                              (37,423)              0               0       (10,155)

      Earnings                                                        99,258          22,752          (1,351)       (1,351)

Ratio of Earnings to Fixed Charges                                      1.05            3.17           (0.23)        (0.06)

Coverage Deficiency                                                      N/A             N/A          (7,131)      (25,886)

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